Exhibit 99.1

Name and Address of Reporting Person:	Thomas H. Lee Advisors, LLC
c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02210

Issuer Name and Ticker or Trading Symbol:	Syneos Health, Inc. [SYNH]

Date of Earliest Transaction Required to
be Reported (Month/Day/Year):	May 14, 2021

Footnotes to Form 4

(1) The shares of the Issuer reported are beneficially owned by: THL Holdco, LLC (“THL Holdco”); Thomas H. Lee Partners, L.P. (“THL”); Thomas H. Lee Advisors, LLC (“THL Advisors”); Thomas H. Lee Equity Fund VI (2019), L.P. (“Fund VI 2019”); THL Fund VI (2019) Coinvestment Partners, L.P. (“Fund VI 2019 Coinvest”); Thomas H. Lee Equity Fund VII, L.P. (“Equity Fund VII”); Thomas H. Lee Parallel Fund VII, L.P.  (“Parallel Fund VII”); Thomas H. Lee Parallel (Cayman) Fund VII, L.P. (“Parallel (Cayman) Fund VII”); THL Executive Fund VII (“Executive Fund VII”); THL Equity Fund VII Investors (inVentiv), L.P. (“Equity Fund VII (inVentiv)”); THL Fund VII Coinvestment Partners, L.P. (“Fund VII Coinvest”); THL Coinvestment Partners, L.P. (“Coinvest Partners”); THL Managers VI, LLC (“THL Managers VI”); and THL Managers VII, LLC (“THL Managers VII”) (collectively with their affiliates, the “THL Funds”).

(2) THL Holdco is the managing member of THL Advisors, which in turn is the general partner of THL, which in turn is the sole member of THL Equity Advisors VI (2019), LLC (“Equity Advisors VI (2019)”), the sole member of THL Equity Advisors VII (“Equity Advisors VII”), the general partner of Fund VI 2019 Coinvest, and the general partner of Fund VII Coinvest. Equity Advisors VI (2019) is the general partner of Fund VI 2019. Equity Advisors VII is the general partner of Equity Fund VII, Parallel Fund VII, Parallel (Cayman) Fund VII, Executive Fund VII, and Equity Fund VII (inVentiv).

(3) Each of the Reporting Persons disclaims beneficial ownership of all shares of the Issuer for the purposes of Section 16 or for any other purpose, except to the extent of such Reporting Person’s pecuniary interest therein.

(4) Pursuant to an underwriting agreement dated May 3, 2021, and in connection with the registered public offering of 7,000,000 shares of common stock, par value $0.01 per share of the Issuer (the “Common Stock”), which offering was consummated on May 7, 2021 (the “Offering”), the underwriters of the Offering partially exercised their option to purchase additional shares of Common Stock from the selling shareholders of the Issuer (the “Overallotment Option”), which closing occurred on May 14, 2021.

(5) Represents shares held by and sold in connection with the closing of the Overallotment Option by the following entities: 96,146 shares by Fund VI 2019, 3,100 shares by Fund VI 2019 Coinvest, 29,192 shares by Equity Fund VII, 23,034 shares by Parallel Fund VII, 30,873 shares by Parallel (Cayman) Fund VII, L.P., 2,559 shares by Executive Fund VII, 4,451 shares by Fund VII Coinvest and 190,434 shares by Equity Fund VII (inVentiv).

(6) Represents shares directly held by the following entities following the closing of the Overallotment Option: 1,449,400 shares by Fund VI 2019 (which also reflects a distribution in kind for no consideration of 12,806 shares in accordance with the relevant terms of Fund VI 2019’s partnership agreement), 41,080 shares by Fund VI 2019 Coinvest, 386,922 shares by Equity Fund VII, 305,297 shares by Parallel Fund VII, 409,193 shares by Parallel (Cayman) Fund VII, L.P., 33,915 shares by Executive Fund VII, 59,006 shares by Fund VII Coinvest and 2,524,022 shares by Equity Fund VII (inVentiv).

(7) Represents shares directly held and sold by THL Managers VI in connection with the closing of the Overallotment Option.

(8) Represents shares directly held and sold by THL Managers VII in connection with the closing of the Overallotment Option.

(9) Represents shares directly held by THL Managers VI following the closing of the Overallotment Option.

(10) Represents shares directly held by THL Managers VII following the closing of the Overallotment Option.